UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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RITE AID CORPORATION
(Name of Registrant as Specified In Its Charter)
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Press Release
For Further Information Contact:

INVESTORS:	MEDIA:
Frank Vitrano	Karen Rugen
(717) 972-3948	(717) 730-7766
or investor@riteaid.com

THE THREE LEADING INDEPENDENT PROXY ADVISORY FIRMS RECOMMEND
STOCKHOLDERS VOTE “FOR” RITE AID’S REVERSE STOCK SPLIT

CAMP HILL, PA (November 17, 2008) — Rite Aid Corporation (NYSE: RAD) said today that all three of the leading independent proxy advisory firms have recommended stockholders support the Board of Directors’ plan for a reverse split of Rite Aid common stock.  All three firms have also recommended a vote for the company’s plan to reduce the number of authorized shares of Rite Aid common stock.

The proxy firms include RiskMetrics Group (formerly known as ISS), Glass Lewis & Co and Proxy Governance, Inc.

On October 17, 2008, Rite Aid’s Board of Directors announced plans for a reverse stock split to ensure that Rite Aid regains compliance with the New York Stock Exchange’s (NYSE) share price listing rule.  The company was notified on October 16, 2008 that it was no longer in compliance with the rule after the average closing price for its stock had fallen below $1 per share over 30 consecutive trading days. Subject to the NYSE rules, Rite Aid has six months from the notice date to regain compliance or be de-listed from the NYSE.  During the six months, Rite Aid common stock continues to be listed on the NYSE and trade as usual.

In an October 28, 2008 report, Proxy Governance noted, “The company is seeking to boost its share price to a level that will ensure continued listing status and possibly attract broader institutional investment.  If achieved, this may benefit all shareholders with higher long-term returns and a more stable stock price.”

Glass Lewis, in a report issued October 28, 2008, said, “We agree with the board that it is in the best interest of the Company to reduce the number of shares of common stock and thereby proportionally raise the per share price of the Company’s common stock.”

“The reverse stock split is necessary to avoid delisting of the company’s stock on the NYSE. In addition, if shareholders approve this proposal (the reverse stock split) and approve the second proposal, the company will reduce authorized shares by 67 percent,” said RiskMetrics in a report issued November 12, 2008.

Stockholders are scheduled to vote on the reverse stock split at a special stockholders meeting on December 2. Once stockholders approve the split, Rite Aid’s Board will select a reverse stock split ratio of either 1-for-10, 1-for 15 or 1-for-20 so that, depending on the ratio chosen, either 10, 15 or 20 shares of issued and outstanding common stock will convert into one share of common stock.  The price of each common share would increase by the same ratio when the stock split takes effect.

Rite Aid encourages stockholders to read the proxy statement relating to the special meeting because it contains important information.  Stockholders may obtain a free copy of the proxy statement and other documents that the company files with the SEC at the SEC's website at www.sec.gov.  The proxy statement and these other documents may also be obtained for free from the company by directing a request to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Investor Relations, or at www.riteaid.com.

Rite Aid Corporation is one of the nation’s leading drugstore chains with more than 4,900 stores in 31 states and the District of Columbia with fiscal 2008 annual sales of more than $24.3 billion.  Information about Rite Aid, including corporate background and press releases, is available through the company’s website at http://www.riteaid.com.

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